UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                                 Date of Report
                        (Date of earliest event reported)
                                February 24, 2003

                         OAO TECHNOLOGY SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                     000-23173                  52-1973990
       (State or Other                (Commission               (IRS Employer
Jurisdiction of Incorporation)        File Number)           Identification No.)


              7500 Greenway Center Drive, Greenbelt, Maryland 20770
               (Address of Principal Executive Offices) (Zip Code)

       Registrant's telephone number, including area code: (301) 486-0400

--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 9. REGULATION FD DISCLOSURE

The information in this Current Report on Form 8-K is furnished pursuant to Item 9 and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934. Furthermore, the information in this Current Report on Form 8-K shall not be deemed to be incorporated by reference into the filings of OAO Technology Solutions, Inc. under the Securities Act of 1933.

On February 24, 2003, OAO Technology Solutions, Inc. announced financial results for the year ended December 31, 2002. The text of the press release is set forth below:

           OAO Technology Solutions Reports Financial Results for 2002

Quarterly And Year-To-Date Revenue And Net Loss Within Previously Reported Guidance

GREENBELT, MD -February 24, 2003 - OAO Technology Solutions(R) (NASDAQ - OAOT) today announced financial results for the quarter and year ended December 31, 2002. Fourth quarter revenues increased to $43.3 million versus $42.9 million in the comparable quarter of 2001. The net loss was $0.6 million, or $0.03 per diluted share, for the quarter ended December 31, 2002. This compares to a net loss of $1.4 million or $0.07 per diluted share, in last year's fourth quarter. The 2001 fourth quarter net loss included non-cash special charges totaling $2.9 million. The non-cash special charges in the fourth quarter of 2001 included a $1.3 million goodwill write-off associated with businesses the Company has exited; a $1 million charge for internal software that was replaced with a new Company wide, standardized enterprise software information system; and a $0.6 million reserve for an investment in an eBusiness start-up technology company.

For the year ended December 31, 2002, the Company reported revenues of $167.1 million, an increase of $4.0 million compared to revenues of $163.1 million for the year ended December 31, 2001. The Company's net loss for the year ended December 31, 2002 was $1.3 million or $0.07 per diluted share, inclusive of $2.2 million in severance and other termination costs and a $1.4 million gain related to the release of prepaid software license obligations. This compares to a net loss of $3.5 million or $0.19 per diluted share for the prior year, inclusive of the $5.1 million write-down related to the Company's decision to exit the software license reseller business and $3.3 million non-cash special charges. The financial results for the three and twelve month periods ended December 31, 2002 were in line with the preliminary guidance provided on October 4, 2002.

The Company's balance sheet remains strong. At December 31, 2002, the Company reported a current ratio of 1.64 to 1 and cash of $9.1 million. Net cash provided by operating activities was approximately $6.3 million in 2002. In addition, the Company also repaid approximately $3.3 million of debt and capital lease obligations and used $3.2 million of cash to repurchase common stock during 2002.

Business Assessment

The Healthcare IT Solutions business performance was the primary cause of the losses incurred in the fourth quarter and the year ended December 31, 2002. The losses for both periods were attributable to a combination of a revenue shortfall, higher expenses for personnel to strengthen the delivery and implementation capability needed to achieve software implementation commitments, and continued expenses to develop new software and enhance existing software modules. The Healthcare IT Solutions business did not achieve its targeted revenue primarily due to delays in closing software license contracts and completing certain software implementations. We reduced personnel, consultants, and other overhead during the fourth quarter of 2002 and in January 2003 in our Healthcare IT Solutions business. In addition, we made progress in fulfilling our software implementation commitments.

Our largest business segment, the Managed IT Solutions business, had revenues of $37.6 and $144.0 million for the three and twelve months ended December 31, 2002, versus $36.0 million and $144.5 million for the comparable prior year periods. An increase in revenues in our Application Management Services practice and European business were offset by lower revenues in our IT Infrastructure Support Services businesses. Our Application Management Services business experienced revenue growth during 2002 as we completed project migration and reached steady state on our largest contract in that business. Revenue in our IT Infrastructure Support Services business declined in 2002, primarily as a result of a decline in staffing requisitions as a result of the slow down in the technology market. Significant management and staff positions were eliminated and a number of other cost reductions were achieved in 2002. The related severance and other termination costs incurred with this business consolidation in 2002 resulted in an expense of $2.2 million.

According to Charles A. Leader, OAOT's president and chief executive officer, "Losses in our Healthcare IT Solutions business were related to a surge in sales during 2001. These sales generated a demand for implementation that exceeded our delivery capacity; and they included increasingly larger and more complex systems. Experienced staff was added and consultants engaged to implement the sold systems. However, the new staff lacked specific expertise with our products, which contributed to lower than planned productivity, created schedule and budget overruns, and led to a high-cost infrastructure.

Significant progress was made in 2002 to build a sound business infrastructure in our Healthcare IT Solutions operations. A more capable management team was recruited, new processes and controls installed, and implementation of the Lawson ERP system completed. These changes have improved our ability to effectively manage the growth of our business.

In our Managed IT Solutions segment, we believe that customer satisfaction remains high and continues to serve as a foundation for our competitiveness as a tier-two subcontractor to large global outsourcers. We are working to extend our services to new commercial customers and the federal government IT market."

We recognized a significantly higher than statutory provision for income taxes in the fourth quarter of 2002 due to having to recognize taxes on our profitable international business and a potentially permanent difference that increased our taxable income.

We re-negotiated our bank credit agreement in early 2003 and are in compliance with modified loan covenants that require us to meet certain quarterly minimum net worth and EBITDA targets. The amount available under the $15 million line of credit is based on qualifying accounts receivable with approximately $12.0 million currently available and no amount outstanding at December 31, 2002.

Outlook

The Company expects to be profitable and have revenue growth in 2003. Certain key variables that could impact 2003 revenue growth and profitability include, but are not exclusive of, our ability to restore the profitability of our Healthcare IT Solutions business and, in the Managed IT Solutions business, sell new business to existing and new customers and successfully penetrate the federal IT market. Other variables to revenue growth and profitability in 2003 are identified in our "Safe Harbor Statement" at the end of this press release.

Conference Call

OAOT plans to hold an investor conference call on February 24, 2003 at 11:00 a.m. Eastern Standard Time. To listen to the OAOT investor conference call, U.S. callers should call 877-407-9210, and international callers should call 201-689-8049. The call will be accessible by webcast at http://www.oaot.com/oaotcorp/investor/con_calls/concalls_2002.asp and archived for seven days. Investors are advised to go to www.oaot.com at least 15 minutes early to register, download and install any necessary audio software. In addition, the call will be available by replay for one week starting at 5:00 p.m. EDT February 24, 2003 through 5:00 PM EDT on March 3, 2003. The replay number is 877-660-6853 (U.S. callers) or 201-612-7415 (international callers). Please enter confirmation and account number 1628 for the call.

About OAO Technology Solutions (OAOT)

OAOT operates across two lines of business: Managed IT and Healthcare IT Solutions. As a partner to global outsourcers and major corporations, OAOT delivers managed IT solutions to commercial clients and government agencies worldwide. The Company's key offerings include: application, IT infrastructure, and healthcare IT solutions. Headquartered in Greenbelt, Maryland, the Company's 2,400 employees work in over 200 locations throughout the world. The Company's website can be accessed at www.oaot.com. Please direct media inquiries to Deborah Starke at 301-486-2383 or email your request to media@oaot.com and investor inquiries to Maisha Hoye at 301-486-2388 or Jeff Fox at 301-486-0400 or email your request to ir@oaot.com.

SAFE HARBOR STATEMENT: This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company's current beliefs and expectations as to its future performance. Future events and the Company's actual results may differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to; dependence on key strategic and end-user customers, the ability to establish new strategic customer relationships, risks associated with fixed-price contracts, the ability to sustain and manage growth, lower than expected revenue growth and pricing pressure from strategic and non-strategic customers, success in achieving marketing and sales goals and other business development initiatives including the ability to sell new healthcare software licenses, difficulties of investments in infrastructure, potential changes in the prevailing technology away from outsourcing IT applications, the failure of the Company to make necessary enhancements or developments to its existing software products, possible deferral of revenue, profit and cash flow from any increase in per-member, per-month and/or percentage-of-completion basis software sales in relation to total software sales, inability to successfully install healthcare software sold on a timely and profitable basis, competition in the industry, general economic conditions and level of information technology service spending, the possibility that strategic or other customers could invoke termination clauses contained in the Company's contracts, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the service requirements of its clients, the ability to successfully integrate recent acquisitions, the potential liability with respect to actions taken by its employees, risks associated with international sales including fluctuations between the U. S. dollar and other foreign currencies. Refer to our Form 10-K for the year ended December 31, 2001 for additional risk factors that could adversely impact the Company or that could cause future results to differ from the results, performance or expectations reflected in our forward-looking statements. The Company undertakes no duty to publicly update any "forward-looking statements", whether as a result of new information, future events or otherwise.

Copyright(C)2003 by OAO Technology Solutions, Inc.(R) All rights reserved

                         OAO TECHNOLOGY SOLUTIONS, INC.
                      Consolidated Statements of Operations
                    (in thousands, except per share amounts)

                                                         For the three months ended    For the years ended
                                                                 December 31,               December 31,
                                                            2002             2001       2002            2001
                                                         --------------------------  -------------------------
Revenues                                                 $ 43,266          $ 42,874  $ 167,056       $ 163,100
Direct costs                                               33,606            33,471    136,191         131,446
(Gain) loss on prepaid software licenses                       --                --     (1,418)          5,085
                                                         --------------------------  -------------------------
                                                            9,660             9,403     32,283          26,569
Selling, general and administrative expenses                8,805             7,955     30,236          28,918
Severance and other termination costs                         130                --      2,165              --
Write-down of impaired assets and other                        --             2,933         --           3,308
                                                         --------------------------  -------------------------
Income (loss) from operations                                 725            (1,485)      (118)         (5,657)
Interest and other (expense) income:                         (267)             (167)      (561)            251
                                                         --------------------------  -------------------------
Income (loss) before income taxes                             458            (1,652)      (679)         (5,406)
Provision (benefit) for income taxes                        1,072              (298)       590          (1,893)
                                                         --------------------------  -------------------------
Net loss                                                 $   (614)         $ (1,354) $  (1,269)      $  (3,513)
                                                         ==========================  =========================
Net loss per common share:
    Basic                                                $  (0.03)         $  (0.07) $   (0.07)      $   (0.19)
                                                         ==========================  =========================
    Diluted                                              $  (0.03)         $  (0.07) $   (0.07)      $   (0.19)
                                                         ==========================  =========================
Weighted average number of shares outstanding:
      Basic                                                17,490            19,163     17,785          18,935
                                                         ==========================  =========================
      Diluted                                              17,490            19,163     17,785          18,935
                                                         =========================== =========================

                         OAO TECHNOLOGY SOLUTIONS, INC.
                           Consolidated Balance Sheets
               (in thousands, except share and per share amounts)

                                                                          As of December 31,
                                                                         --------------------
                                                                           2002        2001
                                                                         --------------------
ASSETS
Current assets:
    Cash and cash equivalents                                            $  9,085    $  9,060
    Accounts receivable, net                                               35,620      36,602
    Note receivable, OAO Corporation                                           --       1,714
    Other current assets                                                    7,396       5,703
                                                                         --------------------
      Total current assets                                                 52,101      53,079
Property and equipment, net                                                 4,751       5,220
Purchased and developed software for sale, net                                978       1,737
Deposits and other assets                                                   1,568       1,355
Deferred income taxes                                                          --         898
Intangible assets, net                                                     13,140      12,268
                                                                         --------------------
      Total assets                                                       $ 72,538    $ 74,557
                                                                         ====================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Term loan, current portion                                           $  1,800    $  1,800
    Accounts payable                                                        8,015       6,893
    Accrued expenses                                                        6,221       5,108
    Accrued compensation and benefits                                       9,564      10,513
    Income tax payable                                                      2,121         460
    Unearned revenue                                                        3,500       2,022
    Current portion of capital lease obligations                              578         959
                                                                         --------------------
      Total current liabilities                                            31,799      27,755

Capital lease obligations, net of current portion and other                 1,680       1,644
Term loan, net of current portion                                           5,012       6,753

Commitments and contingencies

Shareholders' equity :
    Preferred stock, par $.01 per share, 10,000,000 shares authorized;
      none issued and outstanding                                              --          --
    Common stock, par $.01 per share, 50,000,000 shares authorized;
      17,499,209 and 18,702,710 shares issued and outstanding
      as of December 31, 2002 and 2001, respectively                          175         187
    Additional paid-in capital                                             39,383      41,703
    Accumulated other comprehensive net loss                               (1,006)       (848)
    Shareholder receivable                                                 (3,532)     (2,933)
    Retained earnings                                                        (973)        296
                                                                         --------------------
      Total shareholders' equity                                           34,047      38,405
                                                                         --------------------
      Total liabilities and shareholders' equity                         $ 72,538    $ 74,557
                                                                         ====================

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                               OAO TECHNOLOGY SOLUTIONS, INC.


Date: March 7, 2003            By: /s/ Charles A. Leader
                               ------------------------------------

                              Charles A. Leader,
                              President and Chief Executive Officer


Date: March 7, 2003            By: /s/ J. Jeffrey Fox
                               ------------------------------------

                              J. Jeffrey Fox,
                              Senior Vice President of
                              Finance and Chief Financial Officer

================================================================================